Exhibit 10.25

Execution Version

Investment Rights Agreement

This Investment Rights Agreement (this “Agreement”) is made as of the 15th day of August, 2017, by and between Celularity, Inc., a Delaware corporation (“Celularity”), and Celgene Corporation, a Delaware corporation (“Celgene”).

Recitals

Whereas, Celularity and Celgene are parties to that certain Agreement and Plan of Merger, by and among Celgene, Anthrogenesis Corp., Celularity, Clarity Acquisition Corp and Clarity Acquisition II LLC (the “Merger Agreement”), relating to Celularity’s acquisition of Anthrogenesis Corporation in exchange for Celularity’s issuance to Celgene of shares of capital stock of Celularity and other contingent payments;

Whereas, a condition to Celgene’s obligations under the Merger Agreement is that Celularity and Celgene enter into this Agreement; and

Whereas, Celularity desires to induce Celgene to consummate the transactions contemplated by the Merger Agreement by agreeing to the terms and conditions set forth herein.

Now, Therefore, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Observation Rights; Information Rights.

1.1 Observation Rights. If and for so long as Celgene is not represented on Celularity’s Board of Directors, Celgene shall have the right to designate one (1) representative (the “Representative”) to attend in a nonvoting observer capacity all meetings of Celularity’s Board of Directors (and all committees thereof) and, in this respect, shall give the Representative copies of all notices, minutes, consents, documents, reports and other materials that it provides to its directors.

1.2 Additional Information Covenants. Celgene agrees to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to it or its Representative by Celularity pursuant to this Section 1. Celularity reserves the right to withhold any information and to exclude the Representative from any meeting or portion thereof if Celularity believes in good faith, upon advice of counsel, that access to such information or attendance at such meeting would reasonably be expected to adversely affect the attorney-client privilege.

1.3 Information Rights. Prior to an IPO (as defined below), Celularity shall deliver to Celgene all reasonable information requested by Celgene, including without limitation:

(a) as soon as practicable after the end of each fiscal year of the Company (as defined below), and in any event within ninety (90) days after the end of each fiscal year of the Company, unaudited annual financial statements consisting of (i) a consolidated balance sheet of the Company and its subsidiaries (if any) as at the end of such fiscal year, and (ii) consolidated statements of income and cash flows of the Company and its subsidiaries (if any) for such year, setting forth in each case in comparative form the figures from the Company’s previous fiscal year (if any), all prepared in accordance with U.S. generally accepted accounting principles and practices consistently applied and, unless waived by the Board reviewed by an accounting firm approved by the Board; and

(b) as soon as practicable, and in any case within forty-five (45) days after the end of each fiscal quarter of Celularity (except the last quarter of Celularity’s fiscal year), quarterly unaudited financial statements, including an unaudited balance sheet, an unaudited statement of operations and an unaudited statement of cash flows.

2.	Acquisition Proposal Rights.

2.1 Definitions.

(a) “Acquisition” means any of the following: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which Celularity is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation) other than a transaction or series of related transactions in which the holders of the voting securities of Celularity outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in Celularity held by such holders prior to such transaction or series of related transactions, at least fifty percent (50%) of the total voting power represented by the outstanding voting securities of Celularity or such other surviving or resulting entity (or if Celularity or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) any sale, lease, exchange, pledge, transfer or other disposition of all or substantially all of the assets of the Company in any single transaction or a series of related transactions; (iii) any exclusive license of all or substantially all of the assets of the Company in any single transaction or a series of related transactions; (iv) the acquisition of the Surviving Entity (as defined in the Merger Agreement) by another entity by means of any transaction or series of related transactions to which Celularity is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation); (v) any sale, lease, exchange, pledge, transfer or other disposition of all or substantially all of the assets of the Surviving Entity in any single transaction or a series of related transactions; or (vi) any exclusive license of all or substantially all of the assets of the Surviving Entity in any single transaction or a series of related transactions.

(b) “Acquisition Proposal” means (i) any agreement, or an offer or proposal, for an Acquisition, or (ii) any public announcement of an intention to enter into any such agreement or make any such offer or proposal for an Acquisition.

(c) “Board” means the Board of Directors of Celularity, or any duly authorized committee thereof.

(d) “Company” means Celularity together with its subsidiaries.

(e) “Noticed Proposal” means an Acquisition Proposal for which Celgene received a Proposal Notice from Celularity and for which Celularity complied with all of the applicable procedures and requirements of Section 2.2.

2.2 Pre-IPO Acquisition Proposal Rights.

(a) In the event that Celularity shall receive from a third party an Acquisition Proposal or the Board authorizes Celularity or any of its officers, representatives or agents to solicit, initiate or pursue an Acquisition Proposal (the date of such receipt or authorization, the “Proposal Date”), within five (5) business days after the Proposal Date, and prior to accepting any Acquisition Proposal, Celularity shall provide Celgene with written notice (the “Proposal Notice”), by electronic mail or hand delivery to the email address(es) or address(es) listed on the signature page hereto, as applicable, of the Acquisition Proposal. The Proposal Notice shall specify (i) the proposed purchase price and (ii) a written summary of any other material terms of the Acquisition Proposal (including the proposed purchaser).

(b) From the Proposal Date until Celgene’s receipt of the Proposal Notice, and for a period of twenty (20) business days thereafter (such twenty (20) business day period, the “Rights Period”), Celularity shall not (i) solicit, initiate or take any action to facilitate or encourage the making of any Acquisition Proposal from any party (other than Celgene or its affiliates), (ii) enter into or participate in any discussions or negotiations with any party other than Celgene or its affiliates with respect to an Acquisition Proposal, or (iii) furnish any non¬public information relating to the Company to, or enter into any agreement, arrangement or understanding relating to, an Acquisition Proposal with any party other than Celgene or its affiliates. During the Rights Period, and subject to Celgene’s execution of a customary non-disclosure agreement in a mutually agreeable form (a “Confidentiality Agreement”), Celularity shall provide Celgene reasonable access during business hours to facilities, personnel, management, documents and other information relating to the Company (or the Surviving Entity, as applicable), and its business and products to enable Celgene to conduct a due diligence investigation customary in a merger and acquisition context, and such access shall be no less extensive than that provided to any other party that has made an Acquisition Proposal. During the Rights Period, Celgene may, in its sole discretion, present a written bona fide offer to acquire the Company on the same terms and conditions as set forth in the Proposal Notice (an “Acquisition Election”). If an Acquisition Election is made by Celgene in accordance with the procedures and requirements of this Section 2.2, Celularity shall present such Acquisition Election to the Board, which shall review the terms of such Acquisition Election in good faith. If Celularity accepts the Acquisition Election, the parties will use commercially reasonable efforts to enter into a definitive agreement and consummate the transaction as soon reasonably practicable. If Celularity does not accept the Acquisition Election, then, for one-hundred and eighty (180) days thereafter, it shall not pursue, negotiate or enter into any definitive agreement in respect of an Acquisition Proposal with a third party on substantially similar terms and conditions to those in the Acquisition Election or on terms and conditions that are more favorable to the third party than those set forth in the Acquisition Election.

(c) Notwithstanding anything to the contrary contained herein, if during the Rights Period, any amendment is made to the terms of the Acquisition Proposal described in the Proposal Notice, or Celularity delivers a Proposal Notice regarding an Acquisition Proposal from an additional third party, then (i) within five (5) business days of such amendment or receipt of such additional Proposal Notice, Celularity shall provide Celgene with written notice of the terms of such amendment or additional Proposal Notice and (ii) Celularity and Celgene agree that in such events, the Rights Period shall automatically be extended by fifteen (15) business days. The provisions of this Section 2.2(c) shall apply with the same effect to successive amendments, if any, of any Acquisition Proposal.

(d) If Celgene does not deliver an Acquisition Election during the Rights Period and Celularity shall not close the Acquisition contemplated by the Noticed Proposal within one hundred and eighty (180) days from the Proposal Notice (a “Third Party Closing”), then Celularity shall not enter into any definitive agreement for, or close, any Acquisition without again complying with all of the applicable procedures and requirements of Section 2.2.

(e) Termination of Rights. The acquisition proposal rights pursuant to this Section 2.2 shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately preceding, but conditioned upon, the closing of the first underwritten public offering of Celularity’s Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended (“IPO”), (ii) a Third Party Closing and (iii) the date on which Celgene or its affiliates no longer beneficially owns at least 51% of the Series X Preferred Stock of Celularity issued to Celgene at the closing of the transactions contemplated by the Merger Agreement (or securities issued upon the conversion thereof).

2.3 Post-IPO Sales Process.

(a) In the event that, after an IPO, the Board specifically authorizes Celularity or any of its officers, representatives or agents to engage an investment banker to, or otherwise begins on its own behalf to, conduct a formal auction or marketing process to solicit written offers for an Acquisition (a “Sale Process”), Celularity shall permit Celgene to participate in such Sale Process on substantially the same procedure as those potential acquirers who are solicited as part of such Sale Process.

(b) The rights pursuant to this Section 2.3 shall become effective upon an IPO, so long as Celgene or its affiliates beneficially owns at least at least 51% of the Series X Preferred Stock of Celularity issued to Celgene at the closing of the transactions contemplated by the Merger Agreement (or securities issued upon the conversion thereof), and shall terminate and be of no further force or effect upon the date on which Celgene or its affiliates no longer beneficially owns at least at least 51% of the Series X Preferred Stock of Celularity issued to Celgene at the closing of the transactions contemplated by the Merger Agreement (or securities issued upon the conversion thereof).

3.	General Provisions.

(a) Termination. The rights set forth under Section 1 herein shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately preceding, but conditioned upon, the closing of an IPO, (ii) the closing of a Liquidation Event (as such term is defined in Celularity’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on or around the date hereof, as amended from time to time thereafter) and (iii) the date on which Celgene or its affiliates no longer beneficially owns at least 51% of the Series X Preferred Stock of Celularity issued to Celgene at the closing of the transactions contemplated by the Merger Agreement (or securities issued upon the conversion thereof).

(b) Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(d) Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts located within the City of Wilmington in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement (“Covered Matters”), (ii) agree not to commence any suit, action or other proceeding arising out of or based upon any Covered Matters except in the state or federal courts located within the City of Wilmington in the State of Delaware, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that a party is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter of any Covered Matter may not be enforced in or by such court.

(e) Titles and Headings. The titles, captions and headings used in this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” shall, unless otherwise provided, mean sections of this Agreement.

(f) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of Celularity and Celgene.

(g) Notice. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) when sent by email if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent by email other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day; (iii) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party; or (iv) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by email shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by email pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. All communications shall be sent to the address or email address of a party appearing in its signature block hereto or at such address or email address as such party may designate by ten (10) days advance written notice to the other parties hereto.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i) Facsimile Signatures. A facsimile, telecopy, electronic or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com). Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

(j) Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement, and therefore, hereby waive, with respect to this Agreement, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document

[Remainder of Page Intentionally Left Blank]

In Witness Whereof, the parties hereto have executed this Agreement on the date first written above.

CELULARITY INC.

By:	/s/ Robert J. Hariri
Name:	Robert J. Hariri
Title:	Chief Executive Officer
Address:	7 Powder Horn Drive
Warren, New Jersey 07059

Attention:
Email:	Robert.hariri@celularity.com

Celgene Corporation
By:	/s/ Jonathan Biller
Name:	Jonathan Biller
Title:	SVP, Tax & Treasury
Address:

Attention:
Email:

[Signature Page to Investment Rights Agreement]

Execution Version

Amendment NO. 1 to THE
investment rights agreement

This AMENDMENT NO. 1 TO THE INVESTMENT RIGHTS AGREEMENT (this “Amendment”) is entered into as of March 4, 2021, by and between Celularity Inc., a Delaware corporation (the “Company”), and Celgene Corporation, a Delaware corporation (“Celgene”).

WHEREAS, the Company and Celgene are parties to that certain Investment Rights Agreement, dated as of August 15, 2017 (the “Agreement”);

WHEREAS, pursuant to Section 3(f) of the Agreement, any term of the Agreement may be amended or waived only upon the written consent of the Company and Celgene; and

WHEREAS, the Company and Celgene desire to amend the Agreement as set forth below.

NOW THEREFORE, the Company and Celgene hereby agree as follows:

1. Amendment to Section 2.2(e) (Pre-IPO Acquisition Proposal Rights). Section 2.2(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(e) Termination of Rights. The acquisition proposal rights pursuant to this Section 2.2 shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately preceding, but conditioned upon, the closing of the first underwritten public offering of Celularity’s Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended (“IPO”), (ii) a Third Party Closing, (iii) immediately preceding, but conditioned upon the occurrence of, the Effective Time (as defined in that certain Merger Agreement and Plan of Reorganization, by and among GX Acquisition Corp., a Delaware corporation (“GX”), Alpha First Merger Sub, Inc., a Delaware corporation, Alpha Second Merger Sub, LLC, a Delaware limited liability company and Celularity, dated as of January 8, 2021 (the “GX Business Combination Agreement”)) and (iv) the date on which Celgene or its affiliates no longer beneficially owns at least 51% of the Series X Preferred Stock of Celularity issued to Celgene at the closing of the transactions contemplated by the Merger Agreement (or securities issued upon the conversion thereof).”

2. Amendment to Section 3(a) (Termination). Section 3(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Termination. The rights set forth under Section 1 herein shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately preceding, but conditioned upon, the closing of an IPO, (ii) the closing of a Liquidation Event (as such term is defined in Celularity’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of Delaware on or around August 15, 2017, as amended from time to time thereafter), (iii) immediately preceding, but conditioned upon the occurrence of, the Effective Time; provided, however, solely in the event of the termination of the rights set forth under Section 1 pursuant to this clause (iii), if at any time following such termination, GX (or its successor or assign) ceases to be subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 other than as a result of the closing of a Liquidation Event (as such term is defined in Celularity’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on or around the date hereof, as amended from time to time thereafter), the rights of Celgene set forth under Section 1.3 herein shall be reinstated (subject to the limitations set forth in Section 1.2 herein) and (iv) the date on which Celgene or its affiliates no longer beneficially owns at least 51% of the Series X Preferred Stock of Celularity issued to Celgene at the closing of the transactions contemplated by the Merger Agreement (or securities issued upon the conversion thereof).”

3. Continued Validity of the Agreement. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect as originally constituted.

4. Successors and Assigns. Except as otherwise provided in this Amendment, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Amendment, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Amendment, except as expressly provided in this Amendment.

5. Governing Law. This Amendment is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts located within the City of Wilmington in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Amendment (“Covered Matters”), (ii) agree not to commence any suit, action or other proceeding arising out of or based upon any Covered Matters except in the state or federal courts located within the City of Wilmington in the State of Delaware, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that a party is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Amendment or the subject matter of any Covered Matter may not be enforced in or by such court.

6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

2

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CELULARITY INC.

By:	/s/ Robert J. Hariri, MD, PhD
Name:	Robert J. Hariri, MD, PhD
Title:	CEO

CELGENE CORPORATION

By:	/s/ Daniel O’Connell
Name:	Daniel O’Connell
Title:	Authorized Signatory

SIGNATURE PAGE TO AMENDMENT NO. 1

TO THE INVESTMENT RIGHTS AGREEMENT